Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made and entered into this 1st day of March, 2017 (“Effective Date”), by and between Great Lakes Dredge & Dock Corporation (the “Company”) and Lasse J. Petterson (“Consultant”).

WHEREAS, the Company desires to engage the services of Consultant, and Consultant desires to serve, as an independent contractor to the Company, in connection with certain services to be determined by the Company, all in accordance with the terms and conditions set forth in this Consulting Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Consulting Agreement, the parties agree as follows:

1.Engagement. Pursuant to the terms and conditions contained in this Consulting Agreement, the Company now engages Consultant to provide, and Consultant hereby agrees to provide to the Company, the “Consulting Services” (as defined below).

2.Consulting Services. During the Term of this Consulting Agreement, Consultant shall provide Consulting Services to the Company as set forth on Exhibit A and as may be designated in writing by the Chairman of the Board of Directors (the “Board”), the Interim Chief Executive Officer of the Company, or each of his designee and agreed to by Consultant. Consultant shall devote such time, effort, and attention to providing the Consulting Services as may be required to fully, timely and professionally perform the Consulting Services.

3.Relationship of the Parties.

a.The parties mutually agree, intend, and understand that, in performance of the Consulting Services under this Consulting Agreement, Consultant at all times will act and perform solely as an independent contractor in the performance of the Consulting Services and otherwise, and not as (and shall not be) an employee of the Company. This Consulting Agreement shall not be deemed to represent in any way that Consultant was hired by the Company to perform Consulting Services as an employee, nor does it constitute a contract of employment. Consultant will make no representations to third parties inconsistent with the relationship established by this Consulting Agreement; provided, however, that Consultant shall have no obligation to disclaim the previous announcement of his hiring as Chief Executive Officer if asked about his employment status with the Company by third parties.

b.The Company shall provide Consultant with instructions, if any, and information necessary to perform the Consulting Services in the manner required by the Company; provided, however, that Consultant shall at all times exercise independent judgment and be free from direction and control by the Company in connection with the actual performance of the Consulting Services.

c.Company and Consultant recognize that Consultant also serves as a director (“Director”) on the Company’s Board. If or when the obligations of this Consulting Agreement are inconsistent or conflict with the fiduciary duties or obligations of Consultant as a Director,

Consultant’s fiduciary duties or obligations as a Director shall take precedence over the obligations of this Consulting Agreement.

d.All amounts payable through this Consulting Agreement to Consultant shall be paid without any reduction by the Company for any taxes, including but not limited to foreign or federal, state or local income, employment, self-employment or withholding taxes. It is the intention of the parties that Consultant shall be solely responsible for the payment of all taxes, fines, penalties or assessments imposed on or related to Consultant’s activities pursuant to this Consulting Agreement. Consultant shall indemnify, defend and hold harmless the Company, and each of its respective officers, directors, representatives, agents and employees, from and against any and all liabilities which the Company may incur as a result of any failure by Consultant to pay any local, state or federal income, employment, self-employment or withholding tax, including without limitation any failure to timely pay any estimated tax. If it is determined at any time that Consultant is not an independent contractor under this Consulting Agreement, Consultant agrees to indemnify and hold harmless the Company for any and all taxes, interest, penalties, liabilities, expenses, and any other costs resulting from or arising out of such determination. This obligation shall survive the expiration of this Consulting Agreement.

e.Except as otherwise agreed in writing by the parties, Consultant shall be solely responsible for any and all expenses incurred in connection with the provision of Consulting Services pursuant to this Consulting Agreement.

f.During the Term, Consultant shall not be entitled to participate in any insurance, pension plans, bonus plans, or other employee benefits provided by the Company to its employees.

g.During the Term, Consultant shall have no authority whatsoever to direct any actions of the Company, to exercise control over the Company, to exercise any management or control over any vessels owned or operated by the Company, or to act on behalf of any officer of the Company.  During the Term, Consultant shall not carry out any such actions, and if requested to do so, shall decline. For purposes of this subsection, the term “the Company” includes the Company as identified above, and all parent, subsidiary, and affiliated entities.

4.Remuneration. In full payment and satisfaction for Consultant’s provision of Consulting Services pursuant to this Consulting Agreement, the Company shall pay Consultant the following rate:

a.Two Thousand Five Hundred Dollars and No Cents ($2,500.00) per each day in which Consulting Services are provided by Consultant not to exceed Twenty-Five Thousand Dollars and No Cents ($25,000.00) in any given month, payable within ten (10) business days of presentation of an invoice as set forth below.

The remuneration provided under this Section shall be in addition to, and is unrelated to, the compensation that Consultant receives as a Director. Consultant shall book travel arrangements through the Company’s corporate travel provider. The Company will reimburse Consultant for other reasonable travel and/or expenses related to his provision of Consulting Services, so long as receipts for the amount of such expenses are submitted and approved by the Company’s Interim Chief Executive Officer.

Consultant shall submit an invoice to the Company’s Interim Chief Executive Officer on a monthly basis including a detailed summary of Consultant Services performed and the time engaged on each matter.

5.Outside Business Activities. Consultant retains the right to engage in lawful outside business activities; provided, however, that his involvement in such outside activities does not cause Consultant to breach any provision of this Consulting Agreement, including without limitation those contained in Sections 7, 8, 9, and 10.

6.Term.  The term of Consultant’s engagement under this Consulting Agreement shall commence on the Effective Date and shall continue for a period of two (2) months (the “Initial Term”). This Consulting Agreement may be renewed for successive one (1) month terms upon written notice from the Company given at least ten (10) days prior to the end of the Initial Term or any subsequent renewal term (each a “Subsequent Term”). If not renewed, this Consulting Agreement shall automatically terminate upon the conclusion of the then-applicable Initial Term or Subsequent Term. The Initial Term and any Subsequent Term collectively shall be referred to as the “Term.” This Consulting Agreement may be terminated by either party during the Term upon seven (7) days’ written notice, by mutual agreement of the parties, or shall automatically terminate upon the commencement of Consultant’s employment relationship with the Company.

7.Non-Defamation and Confidentiality. In further consideration of the payments and benefits set forth above, Consultant agrees to refrain from making any defamatory comments to anyone (including, but not limited to, the Company’s current, past, or potential customers) concerning the Company, its employees, agents, operations, or plans. Consultant agrees that any inquiries concerning the Company shall be directed to the Company for response. Consultant further understands and agrees that an essential and material condition of this Consulting Agreement is that the existence and terms of this Consulting Agreement are to remain strictly confidential and not to be disclosed by Consultant to any person other than to his attorney, accountant, or spouse, if any, or as may be required by law; provided, however, that, if asked by third parties about the capacity in which he is providing the Consulting Services, Consultant may truthfully respond that he is providing services as a consultant.  In the sole discretion of the Company, the Consulting Agreement may be filed with the Securities and Exchange Commission.

8.Restrictive Covenants.

In the event of a conflict between these restrictive covenants and a restrictive covenant in any other agreement between the Parties, the stricter covenant(s) shall govern.

a.Confidential Information. Consultant acknowledges and agrees that the Confidential Information (as defined below) of the Company and any other entity related to the Company (each, a “Related Entity”) that he obtained during the course of his employment by the Company or in the performance of the Consulting Services under this Consulting Agreement is the property of the Company or such other Related Entity. Consultant will never, directly or indirectly, disclose, publish, or use any Confidential Information of which Consultant has become aware, whether or not such information was developed by him, except in the proper performance of his services or duties. All duties and obligations set forth in this Consulting Agreement regarding Confidential Information shall be in addition to those which exist under the Illinois Trade Secrets Act and at common law.

As used in this Consulting Agreement, “Confidential Information “ means information that is not generally known to the public and that was or is used, developed or obtained by the Company or any other Related Entity, in connection with its businesses, including, but not limited to:

i.	products or services, unannounced products or services, product or service development information (or other proprietary product or service information);
ii.

fees, costs, bids and pricing structures and quotations or proposals given to agents, customers, sureties, suppliers, or prospective customers, agents, sureties or suppliers, or received from any such person or entity;

iii.	accounting or financial records;
iv.	strategic business plans;
v.	information system applications or strategies;
vi.	customer and vendor lists and employee lists and directories;
vii.	marketing plans, bidding . strategies and processes, and negotiation strategies, whether past, current, or future;
viii.	accounting and business methods;
ix.	legal advice and/or attorney work product;
x.	trade secrets and other proprietary information;
xi.	information, analysis or strategies regarding acquisitions, mergers, other business combinations, divestitures, recapitalizations, or new ventures; and
xii.

nonpublic information that was acquired by Consultant concerning the requirements and specifications of the Company’s or any other Related Entity’s agents, vendors, contractors, customers, or potential customers.

Notwithstanding anything to the contrary, Confidential Information does not include any information that: (i) is publicly disclosed by law or pursuant to, and to the extent required by, an order of a court of competent jurisdiction or governmental agency; (ii) becomes publicly available through no fault of Consultant; or (iii) has been published in a form generally available to the public before Consultant proposes to disclose, publish, or use such information.

b.Equitable Modification. If any court of competent jurisdiction shall deem any provision in this Section 8 too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law.

c.Remedies. Consultant acknowledges that the agreements and covenants contained in this Section 8 are essential to protect the Company and its business and are a condition precedent to entering into this Consulting Agreement. Should Consultant breach any covenants in this Section 8, then among other remedies, the duration of the covenant shall be extended by the period of any such breach. Consultant agrees that irreparable harm would result from Consultant’s breach or threat to breach any provision of this Section 8, and that monetary damages alone would not provide adequate relief to the Company for the harm incurred. Consultant agrees that in addition to money damages, the Company shall be entitled to seek and obtain temporary, preliminary, and permanent injunctive relief restraining Consultant from committing or continuing any breach without being required to post a bond. Without limiting the foregoing, upon a breach by Consultant of any provision of this Section 8, any outstanding Remuneration for the Consulting Services under Section 4 shall cease and be forfeited, and Consultant shall immediately reimburse the Company for any Remuneration previously paid under this Consulting Agreement.

9.Representations and Warranties of Consultant.  Consultant represents and warrants to the Company that Consultant shall comply with all applicable provisions of law and other rules and regulations of any and all governmental authorities, including those relating to licensure or certification and the regulation of the provision of Consulting Services by Consultant pursuant to this Consulting Agreement. Any and all ideas of literary, artistic, or musical materials of Consultant which Consultant may use in provision of the Consulting Services will be original and will not contravene any common law or any statutory copyright, proprietary, or other rights whatsoever. Consultant has not accepted nor agreed to accept, and will not solicit, receive, accept, or agree to accept, directly or indirectly, from any person, other than the Company, any money, service, or other valuable consideration for the inclusion of any matter as a part of any Consulting Services.

10.Ownership. The work product created, conceived, or developed by Consultant in connection with the Consulting Services, or which derive from information or materials Consultant has received from the Company, including but not limited to any writings of Consultant (the “Work Product”) shall be and is the exclusive property of the Company, including all copyrights and other intellectual property rights embodied therein. If any Work Product or any portion thereof, whether or not such Work Product was created at the direction of the Company, is copyrightable, it shall be deemed to be a “work made for hire,” as such term is defined in the United States Copyright Act. If, for any reason, any such copyrightable Work Product created by Consultant is excluded from the definition of a “work made for hire,” Consultant hereby assigns and conveys to the Company the entire right, title, and interest in and to such Work Product, including Work Product created in connection with Services performed for the Company prior to the date of execution of this Consulting Agreement. Consultant shall cooperate with the Company or its designees and execute documents of assignment, declarations, and other documents which may be prepared by the Company, and take such other necessary actions as reasonably directed by the Company, to effect the foregoing or to perfect or enforce any proprietary rights resulting from or related to this Consulting Agreement.

11.Claims by Consultant. Any claim or cause of action by Consultant against the Company shall not constitute a defense to the enforcement of the covenants set forth in this Consulting Agreement and shall not be used to prohibit injunctive relief.

12.Severability. In the event that any provision, term, condition, paragraph, sentence, or subpart in this Consulting Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Consulting Agreement, but this Consulting Agreement shall be construed in all respects as if such invalid, illegal, or unenforceable term had been omitted.

13.Reasonable Restrictions. Each of the provisions of this Consulting Agreement is intended to be in compliance with, and not to violate public policy. Consultant acknowledges that all of the provisions contained in this Consulting Agreement, including the covenants and confidentiality provisions, are reasonable and necessary to protect the legitimate interests of the Company.

14.Indemnification. The Company agrees, to the fullest extent permitted by law, to indemnify and hold harmless the Consultant against all damages, liabilities or costs including reasonable attorneys’ fees and defense costs, arising out of or in any way connected with this Consulting Agreement or the performance by Consultant of any Services under this Consulting Agreement.

15.Waiver. In consideration of the potential risks to the Consultant in rendering professional services in connection with this Consulting Agreement, the Company agrees to make no claim and hereby waives, to the fullest extent permitted by law, any claim or cause of action of any nature against the Consultant which may arise out of or in connection with this Consulting Agreement or the performance by Consultant of any Services under this Consulting Agreement except as expressly set forth in this Agreement.

16.Voluntary Execution. Each of the parties hereto has read this Consulting Agreement, understands it, and voluntarily agrees to be bound by its terms. Consultant acknowledges that he has had adequate opportunity to consult with legal counsel before signing this Consulting Agreement. In agreeing to sign this Consulting Agreement, Consultant has not relied on any statements or explanations made by the Company, except as specifically set forth in this Consulting Agreement.  Nothing in this Consulting Agreement shall supersede any provision of the Employment Agreement which was executed by Consultant on December 23, 2016.

17.Governing Law; Consent to Jurisdiction; Waiver of Jury. This Consulting Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to its conflict of law principles. For the purposes of any suit, action, or other proceeding arising out of this Consulting Agreement or with respect to Consultant’s services hereunder, the parties: (i) agree to submit to the exclusive jurisdiction of the federal courts located in Cook County, Illinois or state courts located in DuPage County, Illinois; (ii) waive any objection to personal jurisdiction or venue in such jurisdiction, and agree not to plead or claim forum non conveniens; and (iii) WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIMS AND CAUSES OF ACTION, AND AGREE TO HAVE ANY MATTER HEARD AND DECIDED SOLELY BY THE FOREGOING NAMED COURT.

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IN WITNESS WHEREOF, the parties to this Consulting Agreement have executed or caused to be executed this Consulting Agreement as of the date first written above.

CONSULTANT

Printed Name: Lasse J. Petterson

Address:

Address:

Signature: /s/ Lasse J. Petterson

GREAT LAKES DREDGE & DOCK CORP.

Printed Name: Mark W. Marinko

Title: Interim Chief Executive Officer and Senior Vice President and Chief Financial Officer

Signature: /s/ Mark W. Marinko

EXHIBIT A

Consulting Services shall consist of and be limited to the following which the Company represents do not violate the Jones Act:

-	Advise the Board and management on strategic planning matters
-	Consult with the Compensation Committee or its designee on the 2017 and 2018 compensation programs
-	Provide supplemental reviews of senior management to Interim CEO, Compensation Committee or its designee
-	Evaluate organizational design and provide insight into recommended changes to organization structure
-	Review risk management of finance/banking relations and cash flow challenges
-	Evaluate general and administrative spending of corporate entity and divisions
-	Provide guidance and best practices consultation regarding the ATB construction process
-	Review risk management processes of operational divisions and international projects